Exhibit 1.6

(Translation)

REGULATIONS OF THE COMPENSATION COMMITTEE

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations shall provide for necessary matters with respect to the operation of the Compensation Committee.

2. The purpose of the Compensation Committee is to ensure transparency of the management of the Nomura Group through performing its functions.

3. All matters concerning the Compensation Committee shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

1. The Compensation Committee shall consist of Directors appointed by the resolution of the board of Directors (hereinafter, referred to as the “Member Directors”).

2. The Compensation Committee shall consist of three or more Member Directors; provided, however, that the majority of the Member Directors shall be outside Directors.

3. The board of Directors shall, by its resolution, appoint the Chairman of the Compensation Committee.

Article 3. (Holding of Meetings)

A meeting of the Compensation Committee shall be held not less frequently than annually.

Article 4. (Place of Holding of Meetings)

Meetings of the Compensation Committee shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

Meetings of the Compensation Committee shall be convened by the Chairman of the Compensation Committee. However, any other Member Director may convene a meeting of the Compensation Committee.

Article 6. (Convocation Notices)

1. Any Member Director who is going to convene a meeting of the Compensation Committee shall give notice thereof to each Member Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Member Directors, a meeting of the Compensation Committee may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Compensation Committee shall be notified in advance to each Member Director; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Compensation Committee shall act as a chairman of meetings of the Compensation Committee. If the Chairman of the Compensation Committee is unable to act, another Member Director shall be designated as a chairman upon consultation among the other Member Directors.

Article 9. (Resolutions)

1. The resolution of a meeting of the Compensation Committee shall be adopted by an affirmative vote of a majority of the Member Directors present which Member Directors present shall constitute a majority of all Member Directors who are then in office and entitled to participate in the voting.

2. No Member Director who has a special interest in any matter requiring a resolution shall be entitled to participate in the voting on such matter.

Article 10. (Matters Requiring Resolutions)

1. The following matters shall be referred to meetings of the Compensation Committee:

(1)	Establishment of the policy with respect to the determination of the compensation and other remuneration of Directors and Executive Managing Directors; and

(2)	Determination of the individual compensation and other remuneration of each Director and Executive Managing Director (when an Executive Managing Director simultaneously serves as Senior Managing Director and an employee of the Company, such compensation and other remuneration shall include the compensation and remuneration received as such Senior Managing Director and employee).

2. The Compensation Committee shall determine each of the matters prescribed in the following items, for the purpose of the determination of item (2) of the preceding paragraph:

(1)	Fixed amount: the amount determined on an individual basis;

(2)	Undetermined amount: the method of calculation thereof on an individual basis; and

(3)	Any non-monetary compensation: the particulars thereof determined on an individual basis.

3. The Compensation Committee shall discuss the basic policy with respect to the compensation and other remuneration of Directors, Executive Managing Directors or corporate auditors of Nomura Group.

Article 11. (Attendance of Persons Other Than Member Directors)

1. The Compensation Committee may ask persons other than Member Directors to attend a meeting of the Compensation Committee, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. Directors, Executive Managing Directors, Senior Managing Directors and employees attending a meeting of the Compensation Committee pursuant to the foregoing paragraph shall explain to the Compensation Committee matters demanded by the Compensation Committee.

Article 12. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Compensation Committee, the results thereof and other matters prescribed by laws or ordinances shall be recorded in minutes (including electronic records; the same applies hereinafter) of the meeting, and the Member Directors present shall affix their signatures or their names and seals (including electronic signatures; the same applies hereinafter) thereto.

2. The minutes of the meeting of the Compensation Committee shall be kept at the head office of the Company for ten (10) years from the day on which the meeting was held.

3. The minutes of meetings of the Compensation Committee shall not be offered to perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

4. Any Director may peruse or reproduce the minutes of meetings of the Compensation Committee.

Article 13. (Notices to Absent Member Directors)

Resolutions made at a meeting of the Compensation Committee shall be notified to Member Directors who were absent from such meeting.

Article 14. (Report to the Board of Directors)

The Member Director appointed by the Compensation Committee shall report to the board of Directors on the status of execution of the function in Compensation Committee without delay; provided, however, that if the matter is reported to all Directors by the Member Director so appointed, it shall not be required to be reported at a meeting of the board of Directors.

Article 15. (Omission of Report to the Compensation Committee)

1. Notwithstanding the provisions of these Regulations, if any matter prescribed by laws or ordinances or these Regulations to be reported to the Compensation Committee is reported by Directors or Executive Managing Directors to all Member Directors, such any matter shall not be required to be reported at a meeting of the Compensation Committee.

2. In the case of the foregoing paragraph, the substance of the matter not required to be reported at a meeting of the Compensation Committee and other matters prescribed by laws or ordinances shall be recorded in minutes, and all the Member Directors shall affix their signatures or their names and seals thereto.

Supplementary Provision

These Regulations shall come into force as from June 26, 2003.

Dates of Amendments

April 1, 2006	May 1, 2006	June 28, 2006
October 1, 2008